UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
     Date of Report (Date of earliest event reported): January 31, 2006
T. Rowe Price Group, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-32191 (Commission File Number)	52-2264646 (IRS Employer Identification No.)
100 East Pratt Street, Baltimore, Maryland 21202
(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (410) 345-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On January 31, 2006, we entered into a consulting agreement with James S. Riepe. Mr. Riepe is currently a member of our Board of Directors and is the Chairman of 57 of the mutual funds organized and advised by our subsidiaries. As previously disclosed, he has indicated that he does not intend to stand for re-election at our 2006 annual meeting of stockholders and that he will step down from his positions with the mutual funds around that same time. Mr. Riepe was our Vice Chairman and the director of our Investment Services Division prior to his retirement at the end of 2005.
Pursuant to the consulting agreement, Mr. Riepe will provide strategic and other consulting services to us, as mutually agreed between Mr. Riepe and our Chief Executive Officer, over an aggregate of up to eight weeks of full-time days in each calendar year. The consulting agreement is effective as of January 1, 2006, and thereafter is automatically renewed on January 1 of each year. However, after April 30, 2006, it can be terminated by either party for any reason upon at least 30 days prior written notice. In consideration of his consulting services we have agreed to pay Mr. Riepe $116,667 for the period ending April 30, 2006, $66,667 for the period from May 1 through December 31, 2006, and $100,000 per year for subsequent years, plus reimbursement for reasonable out-of-pocket expenses.
A copy of the consulting agreement is attached as Exhibit 10 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
10	Consulting Agreement dated January 31, 2006
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
T. Rowe Price Group, Inc.
/s/ George A. Roche, Chairman and President
Date: February 2, 2006